================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                          Date of Report: May 9, 2003
                (Date of earliest event reported: July 31, 2002)


                        ENTERPRISE PRODUCTS PARTNERS L.P.
                       ENTERPRISE PRODUCTS OPERATING L.P.
             (Exact name of registrant as specified in its charter)


            DELAWARE                    1-14323                 76-0568219
            DELAWARE                  333-93239-01              76-0568220
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
incorporation or organization)                            Identification Number)


       2727 NORTH LOOP WEST, HOUSTON, TEXAS                77008
     (Address of principal executive offices)           (Zip Code)


                                 (713) 880-6500
              (Registrants' telephone number, including area code)


================================================================================

                                EXPLANATORY NOTE

This report constitutes a combined report for Enterprise Products Partners L.P. ("Enterprise") (Commission File No. 1-14323) and its 98.9899% owned subsidiary, Enterprise Products Operating L.P. (the "Operating Partnership") (Commission File No. 333-93239-01). Since the Operating Partnership owns substantially all of Enterprise's consolidated assets and conducts substantially all of Enterprise's business and operations, the information set forth herein constitutes combined information for Enterprise and the Operating Partnership.

Unless the context requires otherwise, references to "we," "us" or "our" are intended to mean the consolidated business and operations of Enterprise Products Partners L.P., which includes Enterprise Products Operating L.P. and its subsidiaries.

ITEM 5. OTHER EVENTS.

1. On August 1, 2002, we announced the purchase of equity interests in affiliates of The Williams Companies, Inc., which in turn, own controlling interests in Mid-America Pipeline Company, LLC ("Mid-America") and Seminole Pipeline Company ("Seminole"). The purchase price of the acquisitions was approximately $1.2 billion and was determined pursuant to arms-length negotiations between the parties. The effective date of the acquisitions was July 31, 2002. We filed audited financial statements for the years ended December 31, 1999, 2000 and 2001 and unaudited financial statements for the six month periods ended June 30, 2001 and 2002 for each of Mid-America and Seminole on our Current Report on Form 8-K/A-1 dated September 26, 2002. We are refiling those financial statements with this report so that they will be incorporated by reference in our recently filed registration statements. In addition, this report also includes a pro forma income statement of Enterprise for the year ended December 31, 2002.

2. On April 9, 2003, we executed the Sixth Amendment to Conveyance of Gas Processing Rights, dated as of March 1, 2003 among one of our subsidiaries, Shell Oil Company and several affiliates of Shell Oil Company (the "Amendment") and a related letter agreement (the "Letter Agreement"). The Amendment and the Letter Agreement are included as exhibits to this report.

         The Amendment adds a new Section 6.6 to the original agreement that provides for certain pricing adjustments if Enterprise's Average Net Margin (as defined in Section 6.6) is below a certain "floor" amount or above a certain "ceiling" amount, which in either case, would be outside Enterprise's expected range of Average Net Margin. The purpose of the pricing adjustments is to limit the exposure of the parties during periods of abnormal natural gas and product pricing.

         The Letter Agreement provides that (i) for the five calendar year period beginning March 1, 2008 and for each five calendar year period thereafter during the term of the agreement (i.e., March 1, 2013 through February 28, 2018), either party shall have the right to renegotiate the terms of Section 6.6 for such five year period, and
         (ii) if the parties fail to reach an agreement with respect to such renegotiation prior to the beginning of such five year period, such
         Section 6.6 and the Letter Agreement shall terminate.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

                  1. Mid-America Pipeline System (A Division of The Williams Companies, Inc.)--audited financial statements for the years ended December 31, 1999, 2000 and 2001 and unaudited financial statements for the six month periods ended June 30, 2001 and 2002.

                  2. Seminole Pipeline Company--audited financial statements for the years ended December 31, 1999, 2000 and 2001 and unaudited financial statements for the six month periods ended June 30, 2001 and 2002.

         (b)      PRO FORMA FINANCIAL INFORMATION:

                  1.       Enterprise Products Partners L.P. and
                           subsidiaries--unaudited pro forma statement of consolidated operations for the year ended December 31, 2002.

         (c)      EXHIBITS:

                  *10.1 Sixth Amendment to Conveyance of Gas Processing Rights, dated as of March 1, 2003 among Enterprise Gas Processing, LLC, Shell Oil Company, Shell Exploration & Production Company, Shell Offshore Inc., Shell Consolidated Energy Resources Inc., Shell Land & Energy Company, Shell Frontier Oil & Gas Inc. and Shell Gulf of Mexico Inc.

                  10.2 Letter Agreement dated April 9, 2003, relating to Sixth Amendment to Conveyance of Gas Processing Rights filed as Exhibit 10.1 to this report.

                  23.1     Consent of Ernst & Young LLP.



                  ---------------
                  *Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.



                                  ENTERPRISE PRODUCTS PARTNERS L.P.
                                  ENTERPRISE PRODUCTS OPERATING L.P.

                                  By:     Enterprise Products GP, LLC,
                                          as General Partner of both registrants




Date:    May 8, 2003              By:            /s/ Michael J. Knesek
                                      -----------------------------------------
                                      Michael J. Knesek
                                      Vice President, Controller and
                                          Principal Accounting Officer

                          ITEM 7. FINANCIAL STATEMENTS
                   FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED
                    PRO FORMA UNAUDITED FINANCIAL INFORMATION

                                TABLE OF CONTENTS



                                                                                          Page No.
                                                                                          --------
ITEM 7 (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

      Combined Financial Statements of Mid-America Pipeline System                            6

      Financial Statements of Seminole Pipeline Company                                      16

ITEM 7 (b) PRO FORMA UNAUDITED FINANCIAL INFORMATION.

      Pro Forma Statement of Consolidated Operations.                                        28

          COMBINED FINANCIAL STATEMENTS OF MID-AMERICA PIPELINE SYSTEM

                         Report of Independent Auditors

The Board of Directors of
The Williams Companies, Inc.:

We have audited the accompanying combined balance sheets of Mid-America Pipeline System (A Division of The Williams Companies, Inc.) (See Note 1) as of December 31, 2000 and 2001 and the related combined statements of operations and owner equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of The Williams Companies, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Mid-America Pipeline System (A Division of The Williams Companies, Inc.) (See Note 1) at December 31, 2000 and 2001 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                       ERNST & YOUNG LLP

Tulsa, Oklahoma
September 6, 2002

                           MID-AMERICA PIPELINE SYSTEM
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)
                             COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                         ---------------------------    JUNE 30,
                                                                                             2000          2001           2002
                                                                                         ------------   ------------   ------------
                                                                                                                        (UNAUDITED)
                                                              ASSETS
CURRENT ASSETS
       Accounts receivable - affiliates                                                  $      9,396   $     16,181   $     20,506
       Accounts receivable - other
                                                                                                  743            540          1,383
       Income taxes due from affiliates
                                                                                                8,213             --         11,855
       Product inventory
                                                                                               30,562         15,416         10,210
       Prepaid and other current assets
                                                                                                4,283          2,017            868
                                                                                         ------------   ------------   ------------
            Total current assets                                                               53,197         34,154         44,822
PROPERTY, PLANT AND EQUIPMENT, NET                                                            680,735        673,627        633,937
OTHER ASSETS                                                                                    2,851          3,054          2,844
                                                                                         ------------   ------------   ------------
            TOTAL                                                                        $    736,783   $    710,835   $    681,603
                                                                                         ============   ============   ============

                                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
       Accounts payable - trade                                                          $      7,263   $      6,518   $      5,178
       Accounts payable  - affiliates                                                         163,552         93,292         26,726
       Income taxes due to affiliates                                                              --            381             --
       Accrued taxes, other than income taxes                                                   4,616          5,400          7,777
       Other current liabilities                                                                  475          1,951          2,468
                                                                                         ------------   ------------   ------------
            Total current liabilities                                                         175,906        107,542         42,149
LONG-TERM DEBT
                                                                                               90,000         90,000         90,000
DEFERRED INCOME TAXES                                                                         112,351        119,259        122,611
OTHER LONG-TERM LIABILITIES                                                                       342          6,225            384
COMMITMENTS
OWNER EQUITY                                                                                  358,184        387,809        426,459
                                                                                         ------------   ------------   ------------
            TOTAL                                                                        $    736,783   $    710,835   $    681,603
                                                                                         ============   ============   ============

                        See Notes to Financial Statements

                          MID-AMERICA PIPELINE SYSTEM
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)
               COMBINED STATEMENTS OF OPERATIONS AND OWNER EQUITY
                             (DOLLARS IN THOUSANDS)



                                                                                                             Six Months Ended
                                                                      For Years Ended December 31,               June 30,
                                                                 -------------------------------------    -----------------------
                                                                     1999         2000         2001         2001         2002
                                                                   ---------    ---------    ---------    ---------    ----------
                                                                                                                       (UNAUDITED)
REVENUES                                                           $ 190,686    $ 209,895    $ 214,518    $ 102,244     $ 109,865


COSTS AND EXPENSES
Operating costs and expenses                                          87,623      105,591      125,349       67,870        45,111
Selling, general and administrative                                   28,718       29,307       28,364       13,807        15,130
                                                                   ---------    ---------    ---------    ---------     ---------
              Total                                                  116,341      134,898      153,713       81,677        60,241
                                                                   ---------    ---------    ---------    ---------     ---------
OPERATING INCOME                                                      74,345       74,997       60,805       20,567        49,624
OTHER INCOME (EXPENSE)
Interest expense                                                      (7,673)     (13,500)     (12,700)      (6,947)       (4,432)
Other, net                                                               822          880       (1,035)          89          (748)
                                                                   ---------    ---------    ---------    ---------     ---------
              Total                                                   (6,851)     (12,620)     (13,735)      (6,858)       (5,180)
                                                                   ---------    ---------    ---------    ---------     ---------
INCOME BEFORE INCOME TAXES                                            67,494       62,377       47,070       13,709        44,444
PROVISION FOR INCOME TAXES                                           (23,651)     (22,826)     (17,445)      (4,894)      (16,604)
                                                                   ---------    ---------    ---------    ---------     ---------
NET INCOME                                                         $  43,843    $  39,551    $  29,625    $   8,815     $  27,840
DIVIDEND OF ASSETS                                                        --       (4,127)          --           --       (23,571)
OWNER CONTRIBUTION                                                        --           --           --           --        34,381
OWNER EQUITY AT BEGINNING OF PERIOD                                  278,917      322,760      358,184      358,184       387,809
                                                                   ---------    ---------    ---------    ---------     ---------
OWNER EQUITY AT END OF PERIOD                                      $ 322,760    $ 358,184    $ 387,809    $ 366,999     $ 426,459
                                                                   =========    =========    =========    =========     =========


                       See Notes to Financial Statements

                           MID-AMERICA PIPELINE SYSTEM
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)
                        COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                         SIX MONTHS ENDED
                                                                FOR YEARS ENDED DECEMBER 31,                 JUNE 30,
                                                           --------------------------------------    ------------------------
                                                              1999         2000           2001         2001           2002
                                                           ----------    ----------    ----------    ----------    ----------
                                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income                                                 $   43,843    $   39,551    $   29,625    $    8,815    $   27,840
Adjustments to reconcile net income to cash flows
      provided by (used for) operating activities:
      Depreciation
                                                               19,020        25,000        25,001        12,392        12,291
      Lower of cost or market adjustment                           --            --        18,833        12,903            --
      Deferred income taxes                                    13,048         7,175         7,060         1,892         3,196
      Net effect of changes in operating accounts
                                                               48,456       (51,002)      (62,626)      (32,600)      (41,237)
                                                           ----------    ----------    ----------    ----------    ----------
          Operating activities cash flows                     124,367        20,724        17,893         3,402         2,090
                                                           ----------    ----------    ----------    ----------    ----------
INVESTING ACTIVITIES
Capital expenditures                                         (137,427)      (20,844)      (18,573)       (3,534)       (2,192)
Proceeds from sale of assets
                                                               13,060           120           680           132           102
                                                           ----------    ----------    ----------    ----------    ----------
          Investing activities cash flows                    (124,367)      (20,724)      (17,893)       (3,402)       (2,090)
                                                           ----------    ----------    ----------    ----------    ----------
CHANGE IN CASH AND CASH EQUIVALENTS                                --            --            --            --            --
CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                          --            --            --            --            --
CASH AND CASH EQUIVALENTS
                                                           ----------    ----------    ----------    ----------    ----------
   AT END OF PERIOD                                        $       --    $       --    $       --    $       --    $       --
                                                           ==========    ==========    ==========    ==========    ==========


                        See Notes to Financial Statements

                           MID-AMERICA PIPELINE SYSTEM
                  (A DIVISION OF THE WILLIAMS COMPANIES, INC.)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (INFORMATION PERTAINING TO JUNE 30, 2002 AND TO THE
              SIX MONTHS ENDED JUNE 30, 2001 AND 2002 IS UNAUDITED)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements and accompanying notes represent the combined historical financial information of (i) Mid-America Pipeline Company ("MAPL") and (ii) certain terminals and storage facilities ("Terminals and Storage"), all of which is owned by The Williams Companies, Inc. Unless the context requires otherwise, references to "we", "us", "our", or the "Company" are intended to mean MAPL and the Terminals and Storage facilities. In addition, references to "Williams" in these footnotes are intended to mean The Williams Companies, Inc. and its affiliates.

MAPL, a Delaware corporation, was organized in May 1968 for the purpose of owning and operating a natural gas liquids ("NGLs") pipeline. Since its formation, MAPL's operations have expanded to include the transportation, pumping, metering and underground storage of a variety of NGLs, including demethanized mix, ethane-propane mix and specification liquid products. Our primary asset is the pipeline system located in the Rocky Mountains, the Midwest and a portion of the Southwest United States. Approximately 20 natural gas processing plants in Wyoming, Utah and Colorado feed NGLs into the MAPL system for delivery to several destinations.

The Terminals and Storage facilities, were contributed by Williams to Sapling LLC ("Sapling"), a Delaware corporation, organized in July 2002 by Williams. The MAPL system serves the Midwestern U.S. heating market via Sapling's 16 propane truck-loading terminals located on the MAPL system. Sapling also owns underground NGL storage capacity that provides operating flexibility along the MAPL system.

Also in July 2002, Williams converted MAPL from a corporation to a limited liability company, Mid-America Pipeline Company, LLC ("MAPL, LLC"). Williams then contributed Sapling to MAPL, LLC. On July 31, 2002, Williams contributed its 100% equity interest in MAPL, LLC to a newly formed affiliate of Williams, Mapletree, LLC. This contribution was done as part of a subsequent transaction that took place between Williams and Enterprise Products Operating L.P ("EPOLP") on the same date, whereby EPOLP purchased a 98% equity interest in Mapletree, LLC for $940.2 million.

Immediately prior to the sale of 98% of Williams' membership interest in MAPL, LLC to EPOLP, all long-term debt of MAPL, LLC was repaid.

The interim financial data is unaudited; however, in the opinion of management, the interim financial data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position as of June 30, 2002 and the results of operations for the six-month periods ended June 30, 2001 and 2002. The results of operations for the six months ended June 30, 2001 and 2002 are not necessarily indicative of the results to be expected for the full year.

DOLLAR AMOUNTS presented in the tabulations within the notes to our financial statements are stated in thousands of dollars, unless otherwise indicated.

ENVIRONMENTAL expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures resulting from an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Environmental liabilities are recorded independently of any potential claim for recovery. Receivables are recognized in cases where the realization of reimbursements of remediation costs are considered probable. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account the prior remediation experience of the Company.

INCOME TAXES are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of the Company's assets and liabilities. For federal income tax reporting, the Company is included in Williams' consolidated tax return. The provision for income taxes has been charged to the Company as if separate income tax returns were filed.

LONG-LIVED ASSETS are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets that are held for disposal are valued at the lower of carrying amount or fair value less cost to sell.

PRODUCT INVENTORY consists of various NGL products we utilize in the operation of our pipeline. Product inventory is valued at the lower of average cost or market. For the year ended December 31, 2001, operating costs and expenses include a lower of average cost or market adjustment of $18.8 million.

PROPERTY, PLANT AND EQUIPMENT is recorded at cost and is depreciated using the straight-line method over the asset's estimated useful life at annual rates ranging from 1.40% to 11.30%. Expenditures for maintenance and repairs are charged to operations in the period incurred.

REVENUE is based on tariffs charged to customers for pipeline volumes transported. Shippers are invoiced and the related revenue is recorded as deliveries are made.

USE OF ESTIMATES AND ASSUMPTIONS by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period are required for the preparation of financial statements in conformity with accounting principles generally accepted in the United States. Our actual results could differ from these estimates.


2.  RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" in June 2001. This statement establishes accounting standards for the recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. This statement is effective for our fiscal year beginning January 1, 2003. We are evaluating the provisions of this statement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment and/or disposal of long-lived assets. We adopted this statement effective January 1, 2002 and determined that it did not have any significant impact on our financial statements as of that date.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." The purpose of this statement is to update, clarify and simplify existing accounting standards. We adopted this statement effective April 30, 2002 and determined that it did not have any significant impact on our financial statements as of that date.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 replaces Issue 94-3. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. This statement is effective for our fiscal year beginning January 1, 2003. We are evaluating the provisions of this statement.

3. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at the periods indicated:

                                                                       DECEMBER 31,
                                                                 ------------------------     JUNE 30,
                                                                   2000          2001          2002
                                                                 ----------    ----------    ----------
                                                                                             (UNAUDITED)
Pipelines and related equipment                                  $  970,393    $  981,733    $  943,115
Land                                                                  1,303         1,445         1,445
                                                                 ----------    ----------    ----------
      Total                                                         971,696       983,178       944,560
Less accumulated depreciation                                      (290,961)     (309,551)     (310,623)
                                                                 ----------    ----------    ----------
      Property, plant and equipment, net                         $  680,735    $  673,627    $  633,937
                                                                 ==========    ==========    ==========


During 1999, we capitalized $7.0 million of interest related to a pipeline expansion project.

During 2002, we contributed fixed assets with a net book value of $23.6 million to an affiliate of Williams. The transaction was accounted for as a non-cash dividend.


4.  LONG-TERM DEBT

During 1992, we issued five different series of Senior Unsecured Notes in the private placement market. The notes have a combined principal balance of $90 million with interest rates between 8.20% to 8.95%. The notes have principal payments beginning in July 2007. Interest is paid semi-annually either January 1 and July 1 or April 30 and October 30. The note agreements contain restrictive covenants, which limit the payment of advances or dividends to stockholders and restrict additional borrowing of funds. Such provisions restricted $100 million of combined net worth related to MAPL at December 31, 2001. We were in compliance with these covenants at December 31, 2001.


5.  INCOME TAXES

The provision for income taxes are as follows for the periods indicated:


                                    FOR YEARS ENDED DECEMBER 31,
                               ------------------------------------
                                  1999         2000         2001
                               ----------   ----------   ----------
Current:
      Federal                  $    9,327   $   15,342   $    9,718
      State
                                    1,276          309          667
                               ----------   ----------   ----------
                                   10,603       15,651       10,385
Deferred:
      Federal                      11,702        6,088        6,105
      State                         1,346        1,087          955
                               ----------   ----------   ----------
Provision for income taxes     $   23,651   $   22,826   $   17,445
                               ----------   ----------   ----------

Reconciliations from the provision for income taxes at the U.S federal statutory rate to the effective tax rate for the provision for income taxes are as follows:


                                                           FOR YEARS ENDED DECEMBER 31,
                                                       -------------------------------------
                                                         1999           2000        2001
                                                       ----------    ----------   ----------
Provision at statutory rate                            $   23,623    $   21,832   $   16,474
Increases (reductions) in taxes resulting from:
      State income taxes (net of federal benefit)           1,704           907        1,054
      Other                                                (1,676)           87          (83)
                                                       ----------    ----------   ----------
Provision for income taxes                             $   23,651    $   22,826   $   17,445
                                                       ----------    ----------   ----------



Significant components of deferred tax liabilities and assets as of December 31, 2000 and 2001 are as follows:

                                                     DECEMBER 31,
                                               -----------------------
                                                  2000         2001
                                               ----------   ----------
Deferred tax liabilities:
      Property, plant and equipment            $  115,474   $  122,138
      Other                                            --          338
                                               ----------   ----------
         Total deferred tax liabilities           115,474      122,476
                                               ----------   ----------

Deferred tax assets:
      Accrued liabilities                             167          140
      Other                                         2,956        3,077
                                               ----------   ----------
         Total deferred tax assets                  3,123        3,217
                                               ----------   ----------
Net deferred tax liabilities                   $  112,351   $  119,259
                                               ==========   ==========


6.  RELATED PARTY TRANSACTIONS

Williams' affiliated companies transport product in our pipelines. Operating revenues from affiliates were as follows:


                                                FOR YEARS ENDED DECEMBER 31,
                                         --------------------------------------
                                            1999          2000          2001
                                         ----------    ----------    ----------
Revenues from affiliates                 $   30,328    $   40,531    $   46,954
Revenues from affiliates as
   a percentage of total revenues                16%           19%           22%

At December 31, 2000 and 2001, we held affiliate receivable balances of $8.5 million and $14.3 million respectively, from Seminole Pipeline Company ("Seminole"), an 80%-owned subsidiary of Williams, primarily for MAPL's share of the joint tariff on movements generated in MAPL's pipeline system. MAPL is paid for its share of the joint tariff following delivery of NGLs to destinations on Seminole's pipeline system.

Williams charges their affiliates for certain general and administrative expenses that are directly identifiable or allocable to the affiliates. The majority of these expenses are reflected within general and administrative expenses. Allocated general and administrative expenses are based on a three-factor formula, which is accepted by the Federal Energy Regulatory Commission and considers operating margins, property, plant and equipment and payroll. These allocated costs from various Williams subsidiaries were as follows:

                                              FOR YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                          1999            2000          2001
                                      ------------    -------------  ----------
Allocated G&A expenses                $     23,321    $      26,783  $   19,067

In addition to the above allocations, Williams allocates interest based on intercompany account balances. Allocated interest expense from Williams was as follows:

                                FOR YEARS ENDED DECEMBER 31,
                               ------------------------------
                                 1999       2000       2001
                               --------   --------   --------
Allocated Interest Expense     $  6,931   $  5,620   $  4,300

Due to MAPL holding no cash, Williams pays all MAPL payables, causing us to hold payables to affiliates. Collections on our receivables are netted against the affiliate payable account.


7.  MAJOR CUSTOMERS

Two non-affiliated shippers accounted for 18% and 12% of operating revenues for the year ended December 31, 1999. One non-affiliated shipper accounted for 21% and 17% of operating revenues for the years ended December 31, 2000 and 2001.


8.  COMMITMENTS

During 2001, we leased certain fixed asset equipment under a 15-year capital lease. At December 31, 2001, the lease had a balance of $5.8 million and an implied interest rate of approximately 14%. The balance of the lease along with the associated fixed assets were transferred to an affiliate in April 2002.


9.  SUPPLEMENTAL CASH FLOWS DISCLOSURE

                                                                                                      SIX MONTHS ENDED
                                                              FOR YEARS ENDED DECEMBER 31,                 JUNE 30,
                                                         --------------------------------------    ------------------------
                                                            1999          2000         2001           2001          2002
                                                         ----------    ----------    ----------    ----------    ----------
                                                                                                                 (UNAUDITED)
    (Increase) decrease in:
       Accounts receivable                               $   (2,124)   $     (544)   $   (6,582)   $   (5,358)   $   (5,168)
       Income taxes due from affiliates                          --        (8,213)        8,213         3,076       (11,855)
       Product inventory                                         --       (41,455)       (3,687)       (1,162)        5,206
       Prepaid and other current assets                        (346)       (3,392)        2,266         1,633         1,149
       Other assets                                           1,948           183          (203)          (68)          210
     Increase (decrease) in:
       Accounts payable                                      54,124        23,646       (71,005)      (33,906)      (33,530)
       Accrued taxes                                         (2,579)      (14,516)        1,160         2,863         2,001
       Other current liabilities                             (1,762)       (6,370)        1,329           322           809
       Other liabilities                                       (805)         (341)        5,883            --           (59)
                                                         ----------    ----------    ----------    ----------    ----------
     Net effect of changes in operating accounts         $   48,456    $  (51,002)   $  (62,626)   $  (32,600)   $  (41,237)
                                                         ==========    ==========    ==========    ==========    ==========

Income taxes paid were $12.8 million, $39.4 million and $2.0 million for the year ended December 31, 1999, 2000 and 2001, respectively, and $25.6 million for the six months ended June 30, 2002. No income taxes were paid during the six months ended June 30, 2001. Interest paid was $7.8 million, $8.4 million and $13.0 million for 1999, 2000 and 2001, respectively, and $6.3 million and $3.6 million for the six months ended June 30, 2001 and 2002, respectively.

During 2002, Williams made an equity contribution to us in the amount of $34.4 million. The non-cash transaction was accounted for as a reduction to accounts payable -- affiliate and an increase to owner equity.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of estimated fair value was determined by us, using available market information and appropriate valuation methodologies. Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Long-term debt. Debt consists of private placement senior notes. The fair value of private debt is valued based on the prices of similar securities with similar terms and credit ratings.

The carrying amounts and fair values for our financial instruments at December 31, 2000 and 2001 are as follows:

                            2000                      2001
                   -----------------------   -----------------------
                    CARRYING     FAIR         CARRYING      FAIR
                     VALUE       VALUE         VALUE        VALUE
                   ----------   ----------   ----------   ----------
Long-term debt     $   90,000   $   99,479   $   90,000   $   98,737


11.  SIGNIFICANT CONCENTRATIONS OF RISK

All of our revenues are derived from the transportation of NGLs to various companies in the NGL industry, primarily located in the United States. Although this concentration could affect our overall exposure to credit risk since these customers might be affected by similar economic or other conditions, management believes that the Company is exposed to minimal credit risk, since the majority of our business is conducted with major companies within the industry. We perform periodic credit evaluations of our customers' financial condition and generally do not require collateral for receivables.

                FINANCIAL STATEMENTS OF SEMINOLE PIPELINE COMPANY


                         Report of Independent Auditors

The Board of Directors of
Seminole Pipeline Company:

We have audited the accompanying balance sheets of Seminole Pipeline Company as of December 31, 2000 and 2001 and the related accompanying statements of operations, statements of stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seminole Pipeline Company at December 31, 2000 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                                    ERNST & YOUNG LLP

Tulsa, Oklahoma
March 6, 2002,
except for the matter described in Note 14, as to which the date is September 6, 2002

                            SEMINOLE PIPELINE COMPANY
                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                         -----------------------    JUNE 30,
                                                                                            2000         2001         2002
                                                                                         ----------   ----------   ----------
                                                                                         (RESTATED)                (UNAUDITED)
                                                            ASSETS
CURRENT ASSETS
       Cash and cash equivalents                                                         $   11,535   $   16,513   $   11,160
       Accounts receivable - trade                                                            6,066       10,995        8,791
       Accounts receivable - affiliates                                                       1,582        2,783        7,791
       Accounts receivable - other                                                              117          152          408
       Income taxes due from affiliates                                                          --           --        1,637
       Prepaid and other current assets                                                          87           35          122
                                                                                         ----------   ----------   ----------
            Total current assets                                                             19,388       30,479       29,909
PROPERTY, PLANT AND EQUIPMENT, NET                                                          261,358      251,751      249,390
OTHER ASSETS                                                                                    194          170          440
                                                                                         ----------   ----------   ----------
            TOTAL                                                                        $  280,940   $  282,399   $  279,739
                                                                                         ==========   ==========   ==========

                                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
       Current portion of long-term debt                                                 $   15,000   $   15,000   $   15,000
       Accounts payable - trade
                                                                                              4,644        2,646        2,389
       Accounts payable - affiliates
                                                                                             15,437       15,460       17,948
       Accrued income taxes due affiliates
                                                                                                 54        8,471           --
       Accrued taxes, other than income taxes
                                                                                              2,557        2,717        2,665
       Other current liabilities
                                                                                              3,265          796        1,853
                                                                                         ----------   ----------   ----------
            Total current liabilities
                                                                                             40,957       45,090       39,855
LONG-TERM DEBT
                                                                                             60,000       45,000       45,000
DEFERRED INCOME TAXES
                                                                                             58,858       59,226       59,116
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
       Capital stock:
            Preferred stock, Series A, without par value, $100
            stated value; 100 shares authorized and issued; involuntary
              liquidation preference aggregated $79,170                                          10           10           10
            Common stock, $100 par value; 1,000 shares
              authorized and issued                                                             100          100          100
            Paid-in capital                                                                 114,357      114,357      114,357
            Retained earnings                                                                 6,658       18,616       21,301
                                                                                         ----------   ----------   ----------
            Total stockholders' equity                                                      121,125      133,083      135,768
                                                                                         ----------   ----------   ----------
            Total                                                                        $  280,940   $  282,399   $  279,739
                                                                                         ==========   ==========   ==========

                        See Notes to Financial Statements

                            SEMINOLE PIPELINE COMPANY
                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                                     SIX MONTHS ENDED
                                                                 FOR YEARS ENDED DECEMBER 31,             JUNE 30,
                                                               --------------------------------    --------------------
                                                                 1999       2000         2001        2001       2002
                                                               --------    --------    --------    --------    --------
                                                                                 (RESTATED)            (UNAUDITED)
REVENUES                                                       $ 64,210    $ 66,609    $ 65,800    $ 30,880    $ 34,856

COSTS AND EXPENSES
Operating costs and expenses                                     27,278      37,293      33,539      16,430      17,315
Selling, general and administrative                               1,035       1,700       1,535         750         796
                                                               --------    --------    --------    --------    --------
                    Total                                        28,313      38,993      35,074      17,180      18,111
                                                               --------    --------    --------    --------    --------
OPERATING INCOME                                                 35,897      27,616      30,726      13,700      16,745
OTHER INCOME (EXPENSE)
Interest expense                                                 (5,002)     (5,003)     (5,160)     (2,450)     (2,006)
Other, net                                                          670      (1,542)        662          (9)         (7)
                                                               --------    --------    --------    --------    --------
                    Total                                        (4,332)     (6,545)     (4,498)     (2,459)     (2,013)
                                                               --------    --------    --------    --------    --------
INCOME BEFORE INCOME TAXES                                       31,565      21,071      26,228      11,241      14,732
PROVISION FOR INCOME TAXES                                      (11,611)     (7,590)     (9,470)     (3,837)     (5,347)
                                                               --------    --------    --------    --------    --------
NET INCOME                                                     $ 19,954    $ 13,481    $ 16,758    $  7,404    $  9,385
                                                               ========    ========    ========    ========    ========



                        See Notes to Financial Statements

                            SEMINOLE PIPELINE COMPANY
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                     PREFERRED     COMMON       PAID-IN     RETAINED
                                                       STOCK        STOCK       CAPITAL      EARNINGS       TOTAL
                                                     ----------   ----------   ----------   ----------    ----------
Balance, December 31, 1998                           $       10   $      100   $  114,357   $   28,813    $  143,280
Net income                                                   --           --           --       19,954        19,954
Cash dividends paid to stockholders                          --           --           --      (24,000)      (24,000)
                                                     ----------   ----------   ----------   ----------    ----------
Balance, December 31, 1999                                   10          100      114,357       24,767       139,234
Net income (restated)                                        --           --           --       13,481        13,481
Cash dividends paid to stockholders                          --           --           --      (31,590)      (31,590)
                                                     ----------   ----------   ----------   ----------    ----------
Balance, December 31, 2000 (restated)                        10          100      114,357        6,658       121,125
Net income (restated)                                        --           --           --       16,758        16,758
Cash dividends paid to stockholders                          --           --           --       (4,800)       (4,800)
                                                     ----------   ----------   ----------   ----------    ----------
Balance, December 31, 2001 (restated)                        10          100      114,357       18,616       133,083
Net income (unaudited)                                       --           --           --        9,385         9,385
Cash dividends paid to stockholders (unaudited)              --           --           --       (6,700)       (6,700)
                                                     ----------   ----------   ----------   ----------    ----------
Balance, June 30, 2002 (unaudited)                   $       10   $      100   $  114,357   $   21,301    $  135,768
                                                     ==========   ==========   ==========   ==========    ==========


                        See Notes to Financial Statements

                            SEMINOLE PIPELINE COMPANY
                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                     SIX MONTHS ENDED
                                                             FOR YEARS ENDED DECEMBER 31,                JUNE 30,
                                                       --------------------------------------    ------------------------
                                                          1999          2000          2001          2001         2002
                                                       ----------    ----------    ----------    ----------    ----------
                                                                            (RESTATED)                  (UNAUDITED)
OPERATING ACTIVITIES
Net income                                             $   19,954    $   13,481    $   16,758    $    7,404    $    9,385
Adjustments to reconcile net income to cash flows
      provided by (used for) operating activities:
      Depreciation and amortization                        10,125        10,183        10,199         5,095         5,123
      Deferred income taxes                                 1,199           759           368           374          (110)
      Net effect of changes in operating accounts         (12,030)       10,623        (1,982)       (4,504)      (10,302)
                                                       ----------    ----------    ----------    ----------    ----------
          Operating activities cash flows                  19,248        35,046        25,343         8,369         4,096
                                                       ----------    ----------    ----------    ----------    ----------
INVESTING ACTIVITIES
Capital expenditures                                       (1,964)         (810)         (576)         (297)       (2,763)
Proceeds from sale of assets                                   18            15            11            11            14
                                                       ----------    ----------    ----------    ----------    ----------
          Investing activities cash flows                  (1,946)         (795)         (565)         (286)       (2,749)
                                                       ----------    ----------    ----------    ----------    ----------
FINANCING ACTIVITIES
Long-term debt repayments                                      --            --       (15,000)           --            --
Cash dividends paid to stockholders                       (24,000)      (31,590)       (4,800)       (2,000)       (6,700)
                                                       ----------    ----------    ----------    ----------    ----------
          Financing activities cash flows                 (24,000)      (31,590)      (19,800)       (2,000)       (6,700)
                                                       ----------    ----------    ----------    ----------    ----------
CHANGE IN CASH AND CASH EQUIVALENTS                        (6,698)        2,661         4,978         6,083        (5,353)
CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                  15,572         8,874        11,535        11,535        16,513
                                                       ----------    ----------    ----------    ----------    ----------
CASH AND CASH EQUIVALENTS
   AT END OF PERIOD                                    $    8,874    $   11,535    $   16,513    $   17,618    $   11,160
                                                       ==========    ==========    ==========    ==========    ==========


                        See Notes to Financial Statements

                            SEMINOLE PIPELINE COMPANY
                          NOTES TO FINANCIAL STATEMENTS
               (INFORMATION PERTAINING TO JUNE 30, 2002 AND TO THE
              SIX MONTHS ENDED JUNE 30, 2001 AND 2002 IS UNAUDITED)


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Seminole Pipeline Company ("Seminole"), a Delaware corporation, was organized in 1981 for the purpose of constructing and operating a common carrier liquified petroleum products pipeline. Unless the context requires otherwise, references to "we", "us", "our", or the "Company" are intended to mean Seminole Pipeline Company. Seminole's 100 shares of non-voting and non-participating preferred stock and 1,000 shares of common stock are held by Williams Natural Gas Liquids Inc. ("WNGL") (80%), AMOCO Pipeline Seminole Investment Company ("AMOCO") (10%) and Texaco Natural Gas Liquids Inc. ("Texaco") (10%).

Our operations include the transportation, pumping, metering and underground storage of natural gas liquids ("NGLs"), including demethanized mix, ethane-propane mix and specification liquid products. Our primary asset, the Seminole pipeline primarily transports natural gas liquids ("NGLs") from Hobbs, Texas and the Permian Basin to Mont Belvieu, Texas. We have only one operating segment, pipeline transportation.

These financial statements are prepared in accordance with generally accepted accounting principles in the United States. The information contained in these financial statements may differ in some respects from the information filed with the Federal Energy Regulatory Commission ("FERC").

The interim financial data are unaudited; however, in the opinion of management, the interim financial data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results as of June 30, 2002 and for the six-month periods ended June 30, 2001 and 2002. The results of operations for the six months ended June 30, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

CASH AND CASH EQUIVALENTS consist of short-term, highly liquid investments that are readily convertible into cash. All investments classified as cash equivalents have maturities at the date of purchase of three months or less. Cash flows are computed using the indirect method.

DOLLAR AMOUNTS (except per share amounts) presented in the tabulations within the notes to our financial statements are stated in thousands of dollars, unless otherwise indicated.

EARNINGS PER SHARE is generally computed by dividing net income by either common stock outstanding (for basic earnings per share) or common and preferred stock outstanding (for diluted earnings per share). We have 1,000 shares of common stock outstanding and 100 shares of preferred stock outstanding during all periods presented within these financial statements. Earnings per share is not presented since the Company is a nonpublic entity that has a simple capital structure and few stockholders. As a result, we believe an earnings per share computation would not be meaningful to users of our financial statements.

ENVIRONMENTAL expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures resulting from an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Environmental liabilities are recorded independently of any potential claim for recovery. Receivables are recognized in cases where the realization of reimbursements of remediation costs are considered probable. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account the prior remediation experience of the Company.

INCOME TAXES are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of the Company's assets and liabilities. For federal income tax reporting, the Company is included in The Williams Companies, Inc. ("Williams") consolidated tax return. The provision for income taxes has been charged to Seminole as if separate income tax returns were filed.

LONG-LIVED ASSETS are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets that are held for disposal are valued at the lower of carrying amount or fair value less cost to sell.

PROPERTY, PLANT AND EQUIPMENT is recorded at cost and is depreciated using the straight-line method over the asset's estimated useful life at annual rates ranging from 2.25% to 25%. Expenditures for maintenance and repairs are charged to operations in the period incurred. The cost of assets retired or sold, together with the related accumulated depreciation, is removed from the accounts, and any gain or loss on disposition is included in income.

REVENUE is based on tariffs charged to customers for pipeline volumes transported. Shippers are invoiced and the related revenue is recorded as deliveries are made.

USE OF ESTIMATES AND ASSUMPTIONS by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period are required for the preparation of financial statements in conformity with accounting principles generally accepted in the United States. Our actual results could differ from these estimates.


2.  RECENTLY ISSUED ACCOUNTING STANDARDS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" in June 2001. This statement establishes accounting standards for the recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. This statement is effective for our fiscal year beginning January 1, 2003. We are evaluating the provisions of this statement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement addresses financial accounting and reporting for the impairment and/or disposal of long-lived assets. We adopted this statement effective January 1, 2002 and determined that it did not have any significant impact on our financial statements as of that date.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections." The purpose of this statement is to update, clarify and simplify existing accounting standards. We adopted this statement effective April 30, 2002 and determined that it did not have any significant impact on our financial statements as of that date.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 replaces Issue 94-3. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. This statement is effective for our fiscal year beginning January 1, 2003. We are evaluating the provisions of this statement.

3.   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following at the periods indicated:

                                                        DECEMBER 31,
                                                   ----------------------     JUNE 30,
                                                     2000          2001         2002
                                                   ---------    ---------    ----------
                                                                             (UNAUDITED)
Pipelines and related equipment                    $ 381,010    $ 381,381    $  384,065
Land                                                     964          964           964
                                                   ---------    ---------    ----------
      Total                                          381,974      382,345       385,029
Less accumulated depreciation                       (120,616)    (130,594)     (135,639)
                                                   ---------    ---------    ----------
      Property, plant and equipment, net           $ 261,358    $ 251,751    $  249,390
                                                   =========    =========    ==========

Depreciation expense for the years ended December 31, 1999, 2000 and 2001 was $10.1 million, $10.2 million and $10.2 million, respectively. Depreciation expense for each of the six month periods ended June 30, 2001 and 2002 was $5.1 million.


4.  LONG-TERM DEBT

In December 1993, we issued $75 million of 6.67% Senior Unsecured Notes in the private placement market. These notes are payable at $15 million annually on December 1 from 2001 through 2005. Interest is paid semi-annually on June 1 and December 1. The Senior Notes agreement contains restrictive covenants, which limit the payment of advances or dividends to stockholders and restrict additional borrowing of funds. Such provisions restricted $90 million of consolidated net worth at December 31, 2001. We were in compliance with these covenants at December 31, 2001.


5.  CAPITAL STRUCTURE

In the event of involuntary liquidation or dissolution the Company, the holders of the preferred stock are entitled to be paid an amount equal to the subscription price (stated value of $100 per share) and paid-in capital (contributions less distributions of paid-in capital) before any holders of common stock or any other class of stock receive distributions.

Cash dividends paid to stockholders are calculated each quarter based on the amount of cash flow available. The stockholders receive an amount proportionate to their ownership percentage.


6.  INCOME TAXES

The provision for income taxes are as follows for the periods indicated:

                                FOR YEARS ENDED DECEMBER 31,
                               -------------------------------
                                 1999       2000        2001
                               --------   --------    --------
Current:
      Federal                  $ 10,139   $  6,473    $  8,718
      State                         273        358         384
                               --------   --------    --------
                                 10,412      6,831       9,102
                               --------   --------    --------
Deferred:
      Federal                     1,012        797         334
      State                         187        (38)         34
                               --------   --------    --------
Provision for income taxes     $ 11,611   $  7,590    $  9,470
                               ========   ========    ========

Reconciliation from the provision for income taxes at the U.S federal statutory rate to the effective tax rate for the provision for income taxes are as follows:

                                                          FOR YEARS ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1999       2000       2001
                                                         --------   --------   --------
Provision at statutory rate                              $ 11,048   $  7,375   $  9,180
Increases (reductions) in taxes resulting from:
      State income taxes (net of federal benefit)             299        208        272
      Other                                                   264          7         18
                                                         --------   --------   --------
Provision for income taxes                               $ 11,611   $  7,590   $  9,470
                                                         ========   ========   ========


Significant components of deferred tax liabilities and assets as of December 31, 2000 and 2001 are as follows:

                                                      DECEMBER 31,
                                               -----------------------
                                                  2000         2001
                                               ----------   ----------
Deferred tax liabilities:
      Property, plant and equipment            $   61,184   $   61,729
                                               ----------   ----------
         Total deferred tax liabilities            61,184       61,729
                                               ----------   ----------
Deferred tax assets:
      Accrued liabilities                           2,184        2,361
      Other                                           142          142
                                               ----------   ----------
         Total deferred tax assets                  2,326        2,503
                                               ----------   ----------
Net deferred tax liabilities                   $   58,858   $   59,226
                                               ==========   ==========


7.  RELATED PARTY TRANSACTIONS

Our stockholders or their affiliated companies transport product in our pipeline system. Operating revenues from affiliates for the last three years were as follows:

                                         FOR YEARS ENDED DECEMBER 31,
                                       --------------------------------
                                         1999        2000        2001
                                       --------    --------    --------
Revenues from affiliates               $ 30,477    $ 32,784    $ 33,006
Revenues from affiliates as
   a percentage of total revenues            47%         49%         50%

At December 31, 2000 and 2001, we owed $8.5 million and $14.3 million respectively, to Mid-America Pipeline Company ("MAPL"), a wholly-owned subsidiary of WNGL, primarily for its share of the joint tariff on movements originating in MAPL's pipeline system. MAPL is paid for its share of the joint tariff following delivery of the NGLs to destinations on our system.

In addition, MAPL employees provide pipeline management services to us pursuant to a service agreement. MAPL charged us $1.0 million, $1.2 million and $1.2 million for such services during 1999, 2000 and 2001, respectively.

We lease land under an operating lease from an affiliate of AMOCO. Operating lease expense related to this arrangement was approximately $0.1 million for each of the years 1999, 2000 and 2001. The fee is adjusted annually in accordance with the Gross National Product price deflator. The original term of the lease was fifteen years, beginning August 1, 1981, with a renewal option for three consecutive five-year periods. The lease was renewed on August 1, 1996 and August 1, 2001. Future minimum payments for this lease are as follows:

   2002                        $    140
   2003                             143
   2004                             148
   2005                             151
   2006                             106
                               --------
   Total minimum obligations   $    688
                               ========


8.  MAJOR CUSTOMERS

One non-affiliated shipper accounted for 17%, 15% and 15% of operating revenues for the years ended 1999, 2000 and 2001, respectively.


9.  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

We lease land from an affiliate of AMOCO under an operating lease agreement. See
Note 7 for a description of this arrangement.

LITIGATION

On August 10, 1999, a subcontractor installing utility poles for a local electric utility struck our pipeline. The accident resulted in the death of one of the subcontractor's employees, destroyed the subcontractor's equipment and burned the vegetation on nearby lots. During January 2000, the decedent's family filed suit against us, the subcontractor and the local electric utility. We recorded an estimate for the settlement in 2000. Settlement was reached with the decedent's family during February 2001 for $2.3 million. The payment was made March 9, 2001. The remaining liability of $79,000 is included in other current liabilities at December 31, 2001, which is to cover remaining legal expenses.

In addition to the foregoing, various proceedings are pending against the Company incidental to our operations. Management believes the ultimate resolution of these matters will not have a material adverse effect upon our future financial position, results of operations or cash flow requirements.


10.  SUPPLEMENTAL CASH FLOWS DISCLOSURE

                                                                                           SIX MONTHS ENDED
                                                       FOR YEARS ENDED DECEMBER 31,            JUNE 30,
                                                     --------------------------------    --------------------
                                                       1999        2000        2001        2001        2002
                                                     --------    --------    --------    --------    --------
                                                                                             (UNAUDITED)
(Increase) decrease in:
      Accounts receivable                            $ (6,760)   $  8,222    $ (6,165)   $ (2,526)   $ (3,060)
      Income taxes due from affiliates                     --          --          --          --      (1,637)
      Prepaid and other current assets                    115         (22)         52        (175)        (87)
      Other assets                                         32           1          (2)         26        (283)
Increase (decrease) in:
      Accounts payable                                   (351)     10,678      (1,975)     (4,500)      2,231
                                                        2,317     (10,324)      8,577       4,783      (8,523)
      Other current liabilities                        (7,350)      2,068      (2,469)     (2,112)      1,057
      Other liabilities                                   (33)         --          --          --          --
                                                     --------    --------    --------    --------    --------
Net effect of changes in operating accounts          $(12,030)   $ 10,623    $ (1,982)   $ (4,504)   $(10,302)
                                                     ========    ========    ========    ========    ========

Income taxes paid were $9.3 million, $7.5 million and $10.3 million for the year ended December 31, 1999, 2000 and 2001, respectively, and $5.2 million for the six months ended June 30, 2002. No income taxes were paid during the six months ended June 30, 2001. Interest paid was $5.0 million, $5.1 million and $4.8 million for 1999, 2000 and 2001, respectively, and $2.5 million and $2.1 million for the six months ended June 30, 2001 and 2002, respectively.


11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of estimated fair value was determined by us, using available market information and appropriate valuation methodologies. Considerable judgment, however, is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents. The carrying values reported in the balance sheets for cash and cash equivalents approximate their fair value.

Long-term debt. Debt consists of a private placement of 6.67% Senior Notes. The fair value of private debt is valued based on the prices of similar securities with similar terms and credit ratings.

The carrying amounts and fair values for our financial instruments at December 31, 2000 and 2001 are as follows:

                           2000                  2001
                   -------------------   -------------------
                   CARRYING    FAIR      CARRYING    FAIR
                    VALUE      VALUE      VALUE      VALUE
                   --------   --------   --------   --------
Long-term debt     $ 75,000   $ 74,634   $ 60,000   $ 60,300


12.  SIGNIFICANT CONCENTRATIONS OF RISK

All of our revenues are derived from the transportation of NGLs to various companies in the NGL industry, primarily located in the United States. Although this concentration could affect our overall exposure to credit risk since these customers might be affected by similar economic or other conditions, management believes that the Company is exposed to minimal credit risk, since the majority of our business is conducted with major companies within the industry. We perform periodic credit evaluations of our customers' financial condition and generally do not require collateral for receivables.


13.  SUBSEQUENT EVENTS (UNAUDITED)

On July 31, 2002, WNGL contributed its 80% equity interest in the Company to a newly-formed affiliate of Williams, E-Oaktree, LLC. This contribution was done as part of a subsequent transaction which took place between Williams and Enterprise Products Operating L.P. ("EPOLP") on the same date, whereby EPOLP purchased a 98% equity interest in E-Oaktree, LLC.


14.  RESTATEMENT OF FINANCIAL STATEMENTS

In June 2002, the Company discovered an error in the way their revenue system was calculating joint tariff revenue. The impact of this error to revenues and net income was a decrease of $2.9 million and $1.8 million for the year ended December 31, 2000, respectively, and a decrease of $4.3 million and $2.8 million for the year ended December 31, 2001, respectively. The correction of these errors has been reflected in the accompanying restated financial statements.

                        ENTERPRISE PRODUCTS PARTNERS L.P.
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION

         The following pro forma financial information has been prepared to assist in your analysis of the financial effects of strategic acquisitions we have completed since January 2002. These pro forma statements also give effect to (i) our January 2003 equity offering of 14,662,500 Common Units, (ii) our January 2003 issuance of $350 million in principal amount of our 6.375% Senior Notes due 2013 ("Senior Notes C") and (iii) our February 2003 issuance of $500 million in principal amount of our 6.875% Senior Notes due 2033 ("Senior Notes D").

         Unless the context requires otherwise, references to "we," "us," "our," "Enterprise" or the "Company" are intended to mean the consolidated business and operations of Enterprise Products Partners L.P., which includes Enterprise Products Operating L.P. and its subsidiaries. References to "General Partner" are intended to mean Enterprise Products GP, LLC.

         Since January 2002, we have completed a number of strategic business acquisitions including:

         o controlling interests in the natural gas liquid ("NGL") pipeline systems owned by Mid-America Pipeline Company, LLC ("Mid-America") and Seminole Pipeline Company ("Seminole") from affiliates of The Williams Companies Inc. ("Williams") in July 2002;

         o a propylene fractionation business from affiliates of Valero Energy Corporation and Koch Industries, Inc. (collectively, "Diamond-Koch") in February 2002; and

         o an NGL and petrochemical storage business from Diamond-Koch in January 2002.

         The pro forma consolidated balance sheet presents the financial effects of our January 2003 equity offering, our January 2003 issuance of Senior Notes C and our February 2003 issuance of Senior Notes D, assuming they had all occurred on December 31, 2002. Our December 31, 2002 historical balance sheet already reflects the previously noted acquisitions. The pro forma statement of consolidated operations assume the acquisitions, January 2003 equity offering and January and February 2003 note offerings had occurred as of the beginning of 2002. In general, the pro forma financial information is based on the following information:

         o        The audited financial statements of Enterprise.

         o The unaudited income statements of the acquired businesses for the seven month period in 2002 prior to the July 31, 2002 acquisition. The unaudited information was derived from the records of the previous owners and is believed to be reliable.

         o Earnings from the acquired businesses are included in the financial statements of Enterprise from the date of their respective acquisition. For example, our historical statement of consolidated operations for 2002 reflects the earnings of Mid-America and Seminole since July 31, 2002 (e.g., from August through December). The earnings of Mid-America and Seminole for the first seven months of 2002 are reflected in the columns labeled "Mid-America Historical" and "Seminole Historical."

         The unaudited pro forma financial statements should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such pro forma consolidated financial statements and with the historical consolidated financial statements and related notes of Enterprise included in our Annual Report on Form 10-K/A for the year ended December 31, 2002 and with the historical financial statements and related notes of Mid-America and Seminole included elsewhere in this Current Report on Form 8-K. The unaudited pro forma information is not necessarily indicative of the financial results that would have occurred if the acquisitions described herein had taken place on the dates indicated or if we had issued equity and borrowed funds on the dates indicated, nor is it indicative of our future consolidated financial results.

                       ENTERPRISE PRODUCTS PARTNERS L.P.
                 PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                         ADJUSTMENTS
                                                                                                           FOR 1ST           AS
                                                                                                         QUARTER 2003     ADJUSTED
                          ENTERPRISE  MID-AMERICA   SEMINOLE                              ENTERPRISE        CAPITAL       ENTERPRISE
                          HISTORICAL  HISTORICAL   HISTORICAL   OTHER    ADJUSTMENTS       PRO FORMA     TRANSACTIONS     PRO FORMA
                          ----------  -----------  ----------  --------  -----------      -----------    ------------     ----------
REVENUES
Revenues from
   consolidated
   operations
       Third parties      $3,102,066  $  125,796    $ 41,281   $ 17,434  $     (2,442)(a)  $ 3,284,135                  $ 3,284,135
       Related parties       482,717          --          --         --            --          482,717                      482,717
                          ----------  ----------    --------   --------  ------------      -----------                  -----------
          Total revenues   3,584,783     125,796      41,281     17,434        (2,442)       3,766,852                    3,766,852
                          ----------  ----------    --------   --------  ------------      -----------                  -----------
COSTS AND EXPENSES
Operating costs
   and expenses
       Third parties       2,686,982      48,485      20,672     16,122        (2,442)(a)    2,771,063                    2,771,063
                                                                                  126 (b)
                                                                                1,118 (c)
       Related parties       695,579          --          --         --            --          695,579                      695,579
Selling, general and
   administrative
       Third parties          18,686      16,871       1,004        260            --           36,821                       36,821
       Related parties        24,204          --          --         --            --           24,204                       24,204
                          ----------  ----------    --------   --------  ------------      -----------                  -----------
          Total costs
             and expenses  3,425,451      65,356      21,676     16,382        (1,198)       3,527,667                    3,527,667
                          ----------  ----------    --------   --------  ------------      -----------                  -----------
EQUITY IN INCOME OF
   UNCONSOLIDATED
   AFFILIATES                 35,253          --          --       (109)           --           35,144                       35,144
                          ----------  ----------    --------   --------  ------------      -----------                  -----------
OPERATING INCOME             194,585      60,440      19,605        943        (1,244)         274,329                      274,329
                          ----------  ----------    --------   --------  ------------      -----------                  -----------
OTHER INCOME (EXPENSE)
Interest expense            (101,580)     (5,407)     (2,340)        --         4,777 (d)     (135,646)   $  52,091 (e)    (140,905)
                                                                              (30,596)(e)                   (57,350)(g)
                                                                                 (500)(f)
Interest income from
   related parties               139          --          --         --            --              139           --             139

Dividend income from
   unconsolidated
   affiliates                  4,737          --          --         --            --            4,737           --           4,737

Interest income - other        2,313          --          --         --            --            2,313           --           2,313

Other, net                      (113)       (743)         (7)        --            --             (863)          --            (863)
                          ----------  ----------    --------   --------  ------------       -----------   ---------     -----------
          Other income
             (expense)       (94,504)     (6,150)     (2,347)        --       (26,319)        (129,320)      (5,259)       (134,579)
                          ----------  ----------    --------   --------  ------------       -----------   ---------     -----------
INCOME BEFORE PROVISION
   FOR INCOME TAXES AND
   MINORITY INTEREST         100,081      54,290      17,258        943       (27,563)         145,009       (5,259)        139,750

PROVISION FOR INCOME
   TAXES                      (1,634)    (20,050)     (6,231)        --        20,050(h)        (7,865)          --          (7,865)
                          ----------  ----------    --------   --------  ------------       -----------   ---------     -----------
INCOME BEFORE MINORITY
   INTEREST                   98,447      34,240      11,027        943        (7,513)         137,144       (5,259)        131,885

MINORITY INTEREST             (2,947)         --          --         --        (3,920)(i)       (6,867)          53(i)       (6,814)
                          ----------  ----------    --------   --------  ------------      -----------    ---------     -----------
NET INCOME                $   95,500  $   34,240    $ 11,027   $    943  $    (11,433)     $   130,277    $  (5,206)    $   125,071
                          ==========  ==========    ========   ========  ============      ===========    =========     ===========

ALLOCATION OF NET
   INCOME TO:
      Limited partners    $   84,837                                     $     34,429(j)   $   119,266    $  (5,154)(j) $   114,112
                          ==========                                     ============      ===========    =========     ===========
      General partner     $   10,663                                     $        348(j)   $    11,011    $     (52)(j) $    10,959
                          ==========                                     ============      ===========    =========     ===========

BASIC EARNINGS
   PER UNIT:
     Number of Units
        used in computing
        basic earnings
        per Unit             155,454                                            7,517(k)       162,971       14,663(k)      177,634
                          ==========                                                       ===========                  ===========
     Income before
        minority
        interest          $     0.56                                                       $      0.77                  $      0.68
                          ==========                                                       ===========                  ===========
     Net income
        per Unit          $     0.55                                                       $      0.73                  $      0.64
                          ==========                                                       ===========                  ===========


DILUTED EARNINGS
   PER UNIT:
     Number of Units
        used in computing
        diluted earnings
        per Unit             176,490                                            7,517(k)       184,007       14,663(k)      198,670
                          ==========                                                       ===========                  ===========

     Income before
        minority
        interest          $     0.50                                                       $      0.69                  $      0.61
                          ==========                                                       ===========                  ===========
     Net income
        per Unit          $     0.48                                                       $      0.65                  $      0.57
                          ==========                                                       ===========                  ===========

       The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                        ENTERPRISE PRODUCTS PARTNERS L.P.
            PRO FORMA CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2002
                        (DOLLARS IN THOUSANDS, UNAUDITED)




                                                                                 ADJUSTMENTS FOR              AS ADJUSTED
                                                              ENTERPRISE         1ST QUARTER 2003             ENTERPRISE
                          ASSETS                              HISTORICAL       CAPITAL TRANSACTIONS           PRO FORMA
                                                            --------------    ---------------------         -------------
CURRENT ASSETS
     Cash and cash equivalents                              $       22,568    $             252,815 (l)     $      34,550
                                                                                              5,275 (l)
                                                                                           (252,815)(l)
                                                                                            836,135 (m)
                                                                                           (828,643)(m)
                                                                                               (785)(n)
     Accounts and notes receivable - trade, net                    399,187                                        399,187
     Accounts receivable - affiliates                                  228                                            228
     Inventories                                                   167,369                                        167,369
     Prepaid and other current assets                               48,216                      469 (m)            37,383
                                                                                            (11,302)(o)
                                                            --------------    ---------------------         -------------
                Total current assets                               637,568                    1,149               638,717
PROPERTY, PLANT AND EQUIPMENT, NET                               2,810,839                                      2,810,839
INVESTMENTS IN AND ADVANCES TO
    UNCONSOLIDATED AFFILIATES                                      396,993                                        396,993
INTANGIBLE ASSETS                                                  277,661                                        277,661
GOODWILL                                                            81,547                                         81,547
DEFERRED TAX ASSET                                                  15,846                                         15,846
OTHER ASSETS                                                         9,818                    7,606 (m)            17,424
                                                            --------------    ---------------------         -------------
                TOTAL                                       $    4,230,272    $               8,755         $   4,239,027
                                                            ==============    =====================         =============

             LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES
     Current maturities of debt                             $       15,000                                  $      15,000
     Accounts payable - trade                                       67,283                                         67,283
     Accounts payable - affiliates                                  40,772                                         40,772
     Accrued gas payables                                          489,562                                        489,562
     Accrued expenses                                               35,760                                         35,760
     Accrued interest                                               30,338                     (243)(m)            30,095
     Other current liabilities                                      42,641                                         42,641
                                                            --------------    ---------------------         -------------
                Total current liabilities                          721,356                     (243)              721,113
LONG-TERM DEBT                                                   2,231,463                 (252,815)(l)         1,993,673
                                                                                            350,000 (m)
                                                                                            494,210 (m)
                                                                                           (828,400)(m)
                                                                                               (785)(n)
OTHER LONG-TERM LIABILITIES                                          7,666                                          7,666
MINORITY INTEREST                                                   68,883                    2,495 (l)            71,378
PARTNERS' EQUITY
     Common Units                                                  949,835                  252,927 (l)         1,193,576
                                                                                             (9,186)(o)
     Subordinated Units                                            116,288                   (1,891)(o)           114,397

     Special Units                                                 143,926                                        143,926
     Treasury Units                                                (17,808)                                       (17,808)
     General Partner                                                12,223                    2,555 (l)            14,666
                                                                                              (112) (o)
     Accumulated Other Comprehensive Loss                           (3,560)                                        (3,560)
                                                            --------------    ---------------------         -------------
                Total Partners' Equity                           1,200,904                  244,293             1,445,197
                                                            --------------    ---------------------         -------------
                TOTAL                                       $    4,230,272    $               8,755         $   4,239,027
                                                            ==============    =====================         =============



    The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                        ENTERPRISE PRODUCTS PARTNERS L.P.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


         These unaudited pro forma consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by us; therefore, actual results will differ from pro forma results. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe the pro adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

         Our December 31, 2002 historical balance sheet reflects all acquisitions made through that date, including the $1.2 billion Mid-America and Seminole acquisitions completed on July 31, 2002. In our pro forma statement of consolidated operations, the column labeled "Other" represents the historical financial amounts of the propylene fractionation business we acquired from Diamond-Koch in the first quarter of 2002 through its respective date of acquisition. The pro forma adjustments we made to our historical financial statements are described as follows:

(a) Reflects the elimination of material intercompany revenues and expenses between acquired businesses and Enterprise as appropriate in consolidation.

(b) As a result of the propylene fractionation business we purchased from Diamond-Koch during the first quarter of 2002, we acquired certain contract-based intangible assets that are subject to amortization. On a pro forma basis, amortization expense associated with these intangible assets increased by $0.1 million for the year ended December 31, 2002.

(c) Reflects the pro forma depreciation expense adjustment for the Mid-America and Seminole pipeline assets. For purposes of calculating pro forma depreciation expense, we have applied the straight-line method using an estimated remaining useful life of the Mid-America and Seminole assets of 35 years to our new basis in these assets of approximately $1.3 billion. After adjusting for historical depreciation recorded on Mid-America and Seminole during the first seven months of 2002, pro forma depreciation expense increased $1.1 million for the year ended December 31, 2002.

(d) Reflects the removal of interest expense associated with Mid-America's $90.0 million in private placement debt, which was extinguished prior to our purchase of the Mid-America interest. The pro forma entry gives effect to the removal of interest expense associated with this debt of $4.8 million in 2002.

(e) To fund the Mid-America and Seminole acquisitions on July 31, 2002, we entered into a $1.2 billion 364-Day Term Loan and accessed $10 million from our 364-Day Revolving Credit Facility. Assuming that this debt was outstanding for the full year of 2002, pro forma interest expense would increase by $30.6 million, which includes related loan cost amortization. If the underlying variable interest rate used in the pro forma calculation were 0.125% higher, pro forma interest expense for 2002 would increase by approximately $0.7 million.

         We used proceeds from our January 2003 equity offering, our January 2003 issuance of Senior Notes C and our February 2003 issuance of Senior Notes D to completely repay these initial borrowings by mid-February 2003. The pro forma adjustment for these first quarter of 2003 capital transactions reflects the removal of $52.1 million of variable-rate interest and related loan cost amortization associated with the debt we incurred to initially finance the Mid-America and Seminole acquisitions. This pro forma adjustment reverses both the historical interest expense we recorded and the $30.6 million pro forma adjustment noted above. This debt was partially refinanced using fixed-rate borrowings (see "g" below).

(f) We financed our purchase of Diamond-Koch's propylene fractionation business in February 2002 with approximately $239.0 million of variable-rate debt. The pro forma entry gives effect to an increase in interest expense associated with this debt of $0.5 million for the year ended December 31, 2002. If the underlying variable-rate interest used in the pro forma calculation were to increase by 0.125%, pro forma interest expense would increase by $0.1 million for the year ended December 31, 2002.

(g) Reflects the $57.4 million increase in annual interest expense resulting from our issuance of Senior Notes C in January 2003 and Senior Notes D in February 2003. The pro forma increase in annual interest expense resulting from our issuance of Senior Notes C ($350 million in principal amount at a fixed-rate of 6.375%) is $22.6 million, which includes bond issue cost amortization of $0.3 million. The pro forma increase in annual interest expense resulting from our issuance of Senior Notes D ($500 million in principal amount at a fixed-rate of 6.875%) is $34.8 million, which includes bond issue cost and discount amortization of $0.4 million.

(h) In connection with the Mid-America acquisition, immediately prior to the acquisition's effective date, Williams converted Mid-America from a corporation to a limited liability company. The pro forma adjustment reflects this change in Mid-America's tax structure by eliminating historical income tax-related expense amounts. The impact on Mid-America's pro forma earnings was the elimination of $20.1 million in income tax expense for the year ended December 31, 2002.

(i) Reflects the allocation of pro forma earnings to minority interest holders. Williams has a 2% interest in Mid-America and Seminole. The other owners of Seminole hold a 20% minority interest. Finally, our General Partner holds an approximate 1% minority interest in the earnings of our Operating Partnership.

(j) Reflects the adjustments necessary to allocate pro forma earnings between our Limited Partners and General Partner.

(k) Since closing the Mid-America and Seminole acquisitions in July 2002, we have completed two Common Unit offerings, the proceeds of which were primarily used to reduce the debt financing of the acquisition. We completed the first offering in October 2002 when we sold 9,800,000 Common Units. We completed the second offering in January 2003 when we sold 14,662,500 Common Units. The pro forma adjustment for 2002 reflects the increase in weighted-average number of Common Units outstanding had both offerings occurred on January 1, 2002.

(l) Reflects the sale of 14,662,500 Common Units at an offering price of $18.01 per Unit on January 15, 2003. Net proceeds from this sale of Common Units were approximately $252.8 million after deducting applicable underwriting discounts, commissions and estimated offering expenses of $11.1 million. In connection with this offering, our General Partner made a net capital contribution of $5.3 million to maintain its approximate 2% combined General Partner interest in the Company after deducting its share of the underwriting discounts, commissions and offering expenses. The combined proceeds from this equity offering were used to partially repay the principal balance outstanding under the 364-Day Term Loan that we incurred to finance the Mid-America and Seminole acquisitions. The remaining proceeds were used for working capital purposes.

(m) Reflects the issuance of our $350 million Senior Notes C in January 2003 and $500 million Senior Notes D in February 2003. The proceeds and use of proceeds of each note offering are as follows:



                                                                                                  Use of Proceeds
                                                                           --------------------------------------------------------
                                                                              Repay       Repay 364-Day      Payment      For other
                    Principal                  Offering         Net          364-Day         Revolving          of        working
                   Obligation    Discount      Expenses       Proceeds      Term Loan     Credit facility    interest     purposes
                  ------------  ----------   ------------   ------------   -------------  ---------------   ----------   ----------
Senior Notes C    $    350,000  $            $     (3,000)  $    347,000   $    (347,000)
Senior Notes D         500,000  $   (5,790)        (5,075)       489,135        (421,400)  $      (60,000)  $     (243)  $   (7,492)
                  ------------  ----------   ------------   ------------   -------------   --------------   ----------   ----------
Total             $    850,000  $   (5,790)  $     (8,075)  $    836,135   $    (768,400)  $      (60,000)  $     (243)  $   (7,492)
                  ============  ==========   ============   ============   =============   ==============   ==========   ==========



(n) Reflects the use of cash in February 2003 to repay the remaining balance under the 364-Day Term Loan after the application of proceeds from our January 2003 equity offering, our January 2003 Senior Notes C offering and February 2003 Senior Notes D offering.

(o) Reflects the removal of $11.3 million of prepaid loan issuance costs associated with the 364-Day Term Loan resulting from the early repayment of this debt in February 2003.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER   EXHIBIT DESCRIPTION
------   -------------------
*10.1    Sixth Amendment to Conveyance of Gas Processing Rights, dated as of
         March 1, 2003 among Enterprise Gas Processing, LLC, Shell Oil Company,
         Shell Exploration & Production Company, Shell Offshore Inc., Shell
         Consolidated Energy Resources Inc., Shell Land & Energy Company, Shell
         Frontier Oil & Gas Inc. and Shell Gulf of Mexico Inc.

10.2     Letter Agreement dated April 9, 2003, relating to Sixth Amendment to
         Conveyance of Gas Processing Rights filed as Exhibit 10.1 to this report.

23.1     Consent of Ernst & Young LLP.

---------------
*Portions of this exhibit have been omitted pursuant to a request for confidential treatment.